EXHIBIT 23.4

Consent of Independent Auditors

      We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Varco International, Inc. that is made part of the Registration Statement (Form S-4) and related Prospectus of National-Oilwell, Inc. and to the incorporation by reference therein of our report dated February 2, 2004, with respect to the consolidated financial statements and schedules of Varco International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
September 15, 2004